Exhibit 99.1

November 5, 2008	FOR IMMEDIATE RELEASE
ZAREBA SYSTEMS ANNOUNCES FISCAL YEAR 2009 FIRST QUARTER RESULTS
Minneapolis – Zareba Systems, Inc. (NASDAQ:ZRBA) today announced its results for the fiscal first quarter ended September 30, 2008. Net sales for the first quarter of fiscal 2009 were $9.0 million, comparable to net sales of $9.1 million for the first quarter of fiscal 2008. The Company’s income from continuing operations was $164,000, or $0.07 per basic and diluted share, for the first quarter of fiscal 2009 compared to income from continuing operations of $117,000, or $0.05 per basic and diluted share in the comparable period of the prior year. With the inclusion of discontinued operations, the current year’s first quarter net income was $158,000, or $.06 per basic and diluted share, compared to $2.6 million or $1.05 per basic and $1.02 per diluted share for the previous year’s first quarter, which included the gain on sale of a subsidiary of $2.5 million, or $1.04 per basic and $1.01 per diluted share.
“We begin fiscal year 2009 with improved profitability over the previous year even though the economic climate remains challenging,” stated President and Chief Executive Officer Dale Nordquist. “The current year results reflect the benefit of the pricing increase and expense reduction initiatives implemented in late fiscal 2008 and during the first quarter of fiscal 2009. We believe that we will continue to see benefits from these actions through the remainder of the year.”
“During the quarter, we also made substantial progress in negotiating the sale of the assets of our professional series automatic gate opener product line, which we subsequently closed in October and announced last week. Although it was not a large transaction, the sale was important to Zareba in that it allows us to improve working capital and maintain focus on our core business as we move forward,” continued Nordquist.
“As we look ahead to our second quarter – historically the weakest quarter of our seasonally dependent fiscal year – and to the remainder of fiscal 2009, we are encouraged by the progress we have made in improving profitability since the start of the fiscal year. At the same time, however, we remain cautious of the pronounced economic downturn and its impact on our primary markets, as well as the uncertainty surrounding the length of time and degree to which it will continue. We are also conscious of the fact that the recent strengthening of the US dollar against the British pound sterling, if sustained, may result in lower reported sales revenue for our UK operations as its sales are translated to US dollars at the lower exchange rates,” Nordquist concluded.
About Zareba Systems, Inc.
Zareba Systems, Inc., a Minnesota corporation since 1960, is the world’s leading manufacturer of electronic perimeter fence and security systems for animal and access control. The Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The corporate web site is located at www.ZarebaSystemsInc.com.
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Zareba Systems, Inc.
Condensed Consolidated Operating Results

	Three Months Ended
(In thousands except per share amounts)	09/30/08	09/30/07
Net sales	$8,970	$9,095
Gross profit	2,878	2,911
Income from operations	437	293
Income before income taxes	256	183
Income from continuing operations	164	117
Gain (loss) from discontinued operations, net of tax	(6)	(100)
Gain from sale of subsidiary, net of tax	—	2,546
Net income	$158	$2,563

Per common and common equivalent share:
Income from continuing operations:
basic	$0.07	$0.05
diluted	$0.07	$0.05
Gain (loss)from discontinued operations:
basic	—	$(0.04)
diluted	—	$(0.04)
Gain from sale of subsidiary:
basic	—	$1.04
diluted	—	$1.01
Net income (loss) per share:
basic	$0.06	$1.05
diluted	$0.06	$1.02
Weighted average number of shares outstanding – basic	2,466	2,452
Weighted average number of shares outstanding – diluted	2,466	2,514

Zareba Systems, Inc.
Condensed Consolidated Balance Sheets

	Three Months Ended
(In thousands)	09/30/08	06/30/08
Current Assets
• Cash and cash equivalents	$493	$633
• Accounts receivable, net	5,360	8,031
• Inventories	5,868	6,083
• Other current assets	1,207	1,112
• Current assets of discontinued operations	249	257
Total Current Assets	13,177	16,116
Property, plant and equipment, net	2,464	2,628
Other assets	4,160	4,304
Total Assets	$19,801	$23,048
Current Liabilities
• Accounts payable	$3,665	$4,282
• Accrued liabilities	2,247	2,617
• Income taxes payable	66	676
• Current maturities of long-term debt	945	1,121
• Current liabilities of discontinued operations	154	172
Total Current Liabilities	7,077	8,868
Long-term debt, less current maturities	2,397	3,570
Other long-term liability	175	175
Deferred income taxes	610	685
Total Liabilities	10,259	13,298
Total Stockholders’ Equity	9,542	9,750
Total Liabilities and Equity	$19,801	$23,048
This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, including those relating to our belief that we will continue to see benefits from pricing increases and expense reduction initiatives implemented in late fiscal 2008 through the remainder of the year and the encouragement we get from amount of progress we have made in improving profitability since the start of the fiscal year, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include customer acceptance of price increases and of new products, the timing of customer purchases, and our ability to successfully invest and explore growth opportunities and reduce expenses, as well as the development, introduction or acceptance of competing products, changes in technology, pricing or other actions by competitors, and general economic conditions.
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Contact:
Jeff Mathiesen
763-551-1125